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                                  Exhibit 21
                        Subsidiaries of the Registrant


Subsidiaries of The Guarantee Life Companies Inc. as of December 31, 1998
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 .   Guarantee Life Insurance Company, a Nebraska stock insurance company
 .   Guarantee Protective Life Company, a Nebraska stock insurance company
 .   Westfield Life Insurance Company, a Nebraska stock insurance company
 .   PFG, Inc., a Pennsylvania corporation (of which The Guarantee Life Companies
    Inc. owns 75% of the voting stock and Guarantee Life Insurance Company owns 25% of the voting stock)

         Subsidiaries of PFG, Inc.:

         .   Philadelphia Financial Group, Inc., a Delaware corporation;
         .   PFG Distribution Co., a Delaware corporation; and
         .   AGL Life Assurance Company, a Pennsylvania corporation